As filed with the Securities and Exchange Commission on September 18, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PET DRX CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	56-2517815

(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)
215 Centerview Drive, Suite 360
Brentwood, Tennessee 37027
(615) 369-1914

(Address of Principal Executive Offices, including Zip Code and Telephone Number)
2007 Pet DRx Corporation Stock Incentive Plan, As Amended
XLNT Veterinary Care, Inc. 2004 Stock Option Plan, As Amended

(Full Title of Plans)
George A. Villasana
Executive Vice President
General Counsel and Secretary
Pet DRx Corporation
215 Centerview Drive, Suite 360
Brentwood, Tennessee 37027
(615) 369-1915
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copy to:
Richard H. Miller
Eliot W. Robinson
Bryan Cave LLP
1201 West Peachtree Street NW
Fourteenth Floor
Atlanta, Georgia 30309
(404) 572-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):
Large Accelerated Filer ☐            Accelerated Filer ☐
Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)            Smaller Reporting Company ☒
CALCULATION OF REGISTRATION FEE

			Proposed		Proposed
			Maximum		Maximum	Amount of
Title of Securities	Amount to be		Offering Price		Aggregate	Registration
to be Registered	Registered(1)		Per Share		Offering Price	Fee

Common Stock, par value $0.0001	2,620,618	(2)	$0.53	(3)	$1,388,928	$77.50

Common Stock, par value $0.0001	1,000,000	(4)	$0.20	(4)	$200,000	$11.16

Common Stock, par value $0.0001	369,000	(5)	$0.30	(5)	$110,700	$6.18

Common Stock, par value $0.0001	590,472	(6)	$1.00	(6)	$590,472	$32.95

Common Stock, par value $0.0001	20,000	(7)	$2.50	(7)	$50,000	$2.79

Common Stock, par value $0.0001	30,000	(8)	$6.26	(8)	$187,800	$10.48

Common Stock, par value $0.0001	429,000	(9)	$6.50	(9)	$2,788,500	$155.60

Common Stock, par value $0.0001	140,910	(10)	$6.70	(10)	$944,097	$52.68

Common Stock, par value $0.0001	180,000	(11)	$0.50	(11)	$90,000	$5.02

Common Stock, par value $0.0001	157,703	(12)	$3.18	(12)	$501,496	$27.98

Common Stock, par value $0.0001	35,466	(13)	$5.71	(13)	$202,511	$11.30

Common Stock, par value $0.0001	521,462	(14)	$6.16	(14)	$3,212,206	$179.24

TOTAL	6,094,631				$10,266,710	$572.88

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover additional shares of common stock which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transactions effected without consideration which results in an increase in the number of the Registrant’s shares of outstanding common stock.

(2)	Represents 2,620,618 shares of common stock reserved for issuance in connection with future awards under the 2007 Pet DRx Corporation Stock Incentive Plan, as amended.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the common stock being registered hereby reported on The Nasdaq Capital Market on September 14, 2009.

(4)	Represents 1,000,000 shares of common stock subject to options outstanding under the 2007 Pet DRx Corporation Stock Incentive Plan, as amended, at an exercise price of $.20 per share.

(5)	Represents 369,000 shares of common stock subject to options outstanding under the 2007 Pet DRx Corporation Stock Incentive Plan at an exercise price of $.30 per share.

(6)	Represents 590,472 shares of common stock subject to options outstanding under the 2007 Pet DRx Corporation Stock Incentive Plan at an exercise price of $1.00 per share.

(7)	Represents 20,000 shares of common stock subject to options outstanding under the 2007 Pet DRx Corporation Stock Incentive Plan at an exercise price of $2.50 per share.

(8)	Represents 30,000 shares of common stock subject to options outstanding under the 2007 Pet DRx Corporation Stock Incentive Plan at an exercise price of $6.26 per share.

(9)	Represents 429,000 shares of common stock subject to options outstanding under the 2007 Pet DRx Corporation Stock Incentive Plan at an exercise price of $6.50 per share.

(10)	Represents 140,910 shares of common stock subject to options outstanding under the 2007 Pet DRx Corporation Stock Incentive Plan at an exercise price of $6.70 per share.

(11)	Represents 180,000 shares of common stock subject to options outstanding under the XLNT Veterinary Care, Inc. 2004 Stock Option Plan, as amended, at an exercise price of $.50 per share.

(12)	Represents 157,703 shares of common stock subject to options outstanding under the XLNT Veterinary Care, Inc. 2004 Stock Option Plan, as amended, at an exercise price of $3.18 per share.

(13)	Represents 35,466 shares of common stock subject to options outstanding under the XLNT Veterinary Care, Inc. 2004 Stock Option Plan, as amended, at an exercise price of $5.71 per share.

(14)	Represents 521,462 shares of common stock subject to options outstanding under the XLNT Veterinary Care, Inc. 2004 Stock Option Plan, as amended, at an exercise price of $6.16 per share.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified by Part I of Form S-8 will be sent or given to employees participating in the Plans as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents By Reference.
     We incorporate by reference the following filed documents:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended by our Form 10-K/A filed with the SEC on April 30, 2009;

•	our Quarterly Report on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2009 filed with the SEC on May 15, 2009 and August 14, 2009, respectively;

•	the description of our common stock incorporated by reference to our Form 8-A as filed with the SEC on November 1, 2005, as supplemented and amended by later filings;

•	our Current Reports on Form 8-K filed with the SEC on January 2, 2009, January 27, 2009, February 10, 2009, March 13, 2009, March 23, 2009, April 1, 2009*, April 2, 2009, May 18, 2009*, August 3, 2009, August 17, 2009*, and September 4, 2009; and

•	all documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters all the securities remaining unsold.
     *This report contains information furnished to the SEC under Items 2.02 and/or 7.01 of Form 8-K which, pursuant to General Instruction B(2) of Form 8-K, is not deemed to be “filed” for purposes of Section 18 of the Exchange Act and we are not subject to the liabilities imposed by that section. We are not incorporating and will not incorporate by reference into this prospectus past or future information or reports furnished or that will be furnished under Items 2.02 and/or 7.01 of Form 8-K.
     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such earlier statement.
     You may request a copy of all documents that are incorporated by reference in this prospectus by writing or telephoning us at the following address and number:
Pet DRx Corporation
215 Centerview Drive, Suite 360
Brentwood, Tennessee 37027
(615) 369-1914
Attn: General Counsel

     We will provide copies of all documents requested (not including the exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents or this prospectus) without charge.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The validity of the shares of Common Stock reserved for issuance under the 2007 Pet DRx Corporation Stock Incentive Plan, as amended, registered hereby has been passed upon for the Company by Bryan Cave LLP, Atlanta, Georgia. The validity of the shares of Common Stock reserved for issuance under the XLNT Veterinary Care, Inc. 2004 Stock Option Plan, as amended, registered hereby has been passed upon for the Company by George A. Villasana, Executive Vice President, General Counsel and Secretary of the Company.
Item 6. Indemnification of Directors and Officers.
     Article Sixth of our second amended and restated certificate of incorporation provides as follows:
     SIXTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.
     B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.
     Section 145 of the Delaware General Corporation Law provides as follows:
     “Section 145. Indemnification of officers, directors, employees and agents; insurance.
     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
     (e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the second amended and restated certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
     (h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
     (i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     We also maintain officers’ and directors’ liability insurance which insures against liabilities that our officers and directors may, in such capacities, incur. Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section.
     On August 13, 2009, we entered into an indemnification agreement with each member of the board of directors and each of our officers. Under the indemnification agreement, we agreed to hold harmless and indemnify each indemnitee thereunder from any claims to the fullest extent permitted by Delaware General Corporation Law and public policy of the State of Delaware, as such may be amended from time to time, subject to the terms, conditions and limitations set forth in the indemnification agreement.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits.

Exhibit No.	Description

5.1*	Opinion of Bryan Cave LLP with respect to the shares reserved for issuance under the 2007 Pet DRx Corporation Stock Incentive Plan, as amended.

5.2*	Opinion of George A. Villasana with respect to the shares reserved for issuance under the XLNT Veterinary Care, Inc. 2004 Stock Option Plan, as amended.

10.1	2007 Pet DRx Corporation Stock Incentive Plan (incorporated by reference to Exhibit 10.28 of the Company’s Registration Statement on Form S-4, as amended, filed with the SEC on November 1, 2007).

10.2	First Amendment to Pet DRx Corporation 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 of the Company’s Quarterly Report for the quarterly period ended June 30, 2009 filed with the SEC on August 14, 2009).

10.3	XLNT Veterinary Care, Inc. 2004 Stock Option Plan, as amended (incorporated by reference to Exhibit 10.23 of the Company’s Current Report on Form 8-K filed with SEC on January 10, 2008).

23.1*	Consent of SingerLewak LLP.

23.2*	Consent of Bryan Cave LLP (included in Exhibit 5.1).

23.3*	Consent of George A. Villasana (included in Exhibit 5.2).

24.1	Power of Attorney (included on signature page hereof).

*	Filed herewith.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on the 18th day of September, 2009.

PET DRX CORPORATION

By:	/s/ Gene E. Burleson

Gene E. Burleson Chairman of the Board and Chief Executive Officer
POWER OF ATTORNEY
     We, the undersigned directors and officers of Pet DRx Corporation, do hereby constitute and appoint George A. Villasana and Harry L. Zimmerman, or any of them, our true and lawful attorneys and agents, with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Gene E. Burleson Gene E. Burleson	Chairman of the Board and Chief Executive Officer	September 18, 2009
/s/ Richard Johnston Richard Johnston	Director	September 18, 2009
/s/ Joel Kanter Joel Kanter	Director	September 18, 2009
/s/ Richard O. Martin Richard O. Martin	Director	September 18, 2009
/s/ J. David Reed J. David Reed	Director	September 18, 2009
/s/ Zubeen Shroff Zubeen Shroff	Director	September 18, 2009
/s/ Harry L. Zimmerman Harry L. Zimmerman	Executive Vice President and Chief Financial Officer	September 18, 2009
/s/ Kyle Morse Kyle Morse	Vice President, Corporate Controller and Chief Accounting Officer	September 18, 2009

EXHIBIT INDEX

Exhibit No.	Description

5.1*	Opinion of Bryan Cave LLP with respect to the shares reserved for issuance under the 2007 Pet DRx Corporation Stock Incentive Plan, as amended.

5.2*	Opinion of George A. Villasana with respect to the shares reserved for issuance under the XLNT Veterinary Care, Inc. 2004 Stock Option Plan, as amended.

10.1	2007 Pet DRx Corporation Stock Incentive Plan (incorporated by reference to Exhibit 10.28 of the Company’s Registration Statement on Form S-4, as amended, filed with the SEC on November 1, 2007).

10.2	First Amendment to Pet DRx Corporation 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 of the Company’s Quarterly Report for the quarterly period ended June 30, 2009 filed with the SEC on August 14, 2009).

10.3	XLNT Veterinary Care, Inc. 2004 Stock Option Plan, as amended (incorporated by reference to Exhibit 10.23 of the Company’s Current Report on Form 8-K filed with SEC on January 10, 2008).

23.1*	Consent of SingerLewak LLP.

23.2*	Consent of Bryan Cave LLP (included in Exhibit 5.1).

23.3*	Consent of George A. Villasana (included in Exhibit 5.2).

24.1	Power of Attorney (included on signature page hereof).

*	Filed herewith.